As filed with the Securities and Exchange Commission on March 31, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

McDonald’s Corporation

(Exact name of registrant as specified in its charter)

Delaware	36-2361282
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

One McDonald’s Plaza, Oak Brook, Illinois	60523-1900
(Address of principal executive offices)	(Zip Code)

McDONALD’S CORPORATION PROFIT SHARING AND SAVINGS PLAN

(FORMERLY KNOWN AS THE McDONALD’S CORPORATION PROFIT SHARING PROGRAM)

McDONALD’S EXCESS BENEFIT AND DEFERRED BONUS PLAN

(Full title of the plan)

Gloria Santona

Corporate Executive Vice President, General Counsel and Secretary

McDonald’s Corporation

One McDonald’s Plaza

Oak Brook, Illinois 60523-1900

(630) 623-3373

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Alan L. Dye

C. Alex Bahn

Hogan & Hartson LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share, and participants’ interests in the McDonald’s Corporation Profit Sharing and Savings Plan	18,000,000 shares and an indeterminate amount of participants’ interests in the plan (2)	$55.20 (3)	$993,600,000	$39,050
Deferred Compensation Obligations (4)	$110,000,000	100%	$110,000,000	$4,323
Total			$1,103,600,000	$43,373

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers such indeterminate number of additional shares of Common Stock as may be issued in connection with share splits, share dividends or similar transactions.
(2)	In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement covers an indeterminate amount of interests in the McDonald’s Corporation Profit Sharing and Savings Plan. Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to the participants’ interests in the plan.
(3)	Estimated pursuant to Rule 457(h) based on the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange Composite Tape on March 24, 2008.
(4)	The Deferred Compensation Obligations are unsecured obligations of McDonald’s Corporation to pay deferred compensation in the future in accordance with the terms of the McDonald’s Excess Benefit and Deferred Bonus Plan.

Explanatory Note

This Registration Statement on Form S-8 is being filed for the purposes of registering (i) an additional 18,000,000 shares of McDonald’s Corporation’s Common Stock to be issued pursuant to the McDonald’s Corporation Profit Sharing and Savings Plan, together with an indeterminate amount of interests in the McDonald’s Corporation Profit Sharing and Savings Plan and (ii) an additional $110,000,000 of Deferred Compensation Obligations to be issued pursuant to the McDonald’s Excess Benefit and Deferred Bonus Plan.

Part I

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I applicable to the McDonald’s Corporation Profit Sharing and Savings Plan will be delivered by McDonald’s Corporation and the administrator of the plan to the participants in the plan as required by Rule 428(b)(1) under the Securities Act of 1933. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus for the plan that meets the requirements of Section 10(a) of the Securities Act of 1933. The documents containing the information specified in Part I applicable to the McDonald’s Excess Benefit and Deferred Bonus Plan will be delivered by McDonald’s Corporation to the participants in the plan as required by Rule 428(b)(1) under the Securities Act of 1933. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus for the plan that meets the requirements of Section 10(a) of the Securities Act of 1933.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

McDonald’s Corporation (“McDonald’s” or the “Company”) hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b) The Company’s Current Reports on Form 8-K filed on January 28, 2008, January 29, 2008 and February 20, 2008;

(c) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A dated December 23, 1988, as amended in the Company’s Current Reports on Form 8-K dated May 25, 1989 and July 25, 1990; and

(d) The McDonald’s Corporation Profit Sharing and Savings Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2006.

In addition, all documents and reports subsequently filed by the Company or the McDonald’s Corporation Profit Sharing and Savings Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

(a)	Common Stock.

Not applicable (the Company’s Common Stock is registered under Section 12 of the Exchange Act).

(b)	Deferred Compensation Obligations.

Under the McDonald’s Excess Benefit and Deferred Bonus Plan (the “Excess Plan”), participants may defer a portion of their eligible compensation once they have reached certain limits imposed by the Internal Revenue Code under the McDonald’s Corporation Profit Sharing and Savings Plan (the “Qualified Plan”). The Company will also make matching allocations to amounts deferred by participants under the Excess Plan which parallel the Company match under the Qualified Plan.

The amount of compensation to be deferred by each participant will be as determined in accordance with the Excess Plan based on the election of each participant. Each participant will be fully vested in amounts he or she elects to defer. Amounts deferred by a participant under the Excess Plan will be credited by book entry to such participant’s account. The value of a participant’s account will be based on the amounts deferred and the performance of investment benchmarks selected by the participant under the Excess Plan for purposes of accounting (as if the deferred compensation had been so invested) and not for actual investment. Since no participant deferrals actually will be invested in any investment benchmark fund or security, participants will not have any ownership interest in any investment benchmark fund or security. The Company has the sole discretion to determine the investment benchmarks available under the Excess Plan as the measurement mechanisms to determine the hypothetical gains and losses on amounts deemed invested in accordance with the terms of the Excess Plan.

The Company’s obligations under the Excess Plan (the “Deferred Compensation Obligations”) will be payable in a lump sum six months after the participant has a separation from service (within the meaning of the applicable Treasury Regulations).

The Deferred Compensation Obligations are unsecured general obligations of the Company to pay in the future the value of the deferred compensation accounts adjusted to reflect the hypothetical gains and losses resulting from the performance of the selected investment benchmarks in accordance with the terms of the Excess Plan. The Deferred Compensation Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company’s insolvency. The Deferred Compensation Obligations will be paid in cash, and will be subject to withholding for applicable taxes.

The Deferred Compensation Obligations cannot be assigned, alienated, pledged or encumbered. The Deferred Compensation Obligations are not convertible into, or exchangeable for, any other security, whether of McDonald’s or otherwise.

The Company may amend or terminate the Excess Plan at any time, provided, however, that no such amendment or termination may adversely affect the rights of participants or their beneficiaries with respect to amounts credited to their Excess Plan accounts prior to such amendment or termination without the written consent of the participant, except to the extent required by applicable law.

Item 5.	Interests of Named Experts and Counsel.

Gloria Santona, Corporate Executive Vice President, General Counsel and Secretary of McDonald’s, has rendered her opinion regarding the legality of the Deferred Compensation Obligations. Ms. Santona owns shares of our Common Stock, and she is eligible to participate in the McDonald’s Corporation Profit Sharing and Savings Plan and McDonald’s Excess Benefit and Deferred Bonus Plan.

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporation Law.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(h) of the DGCL states that for purposes of Section 145, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

Section 145(i) of the DGCL provides that for purposes of Section 145, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 145(k) of the DGCL states that the Court of Chancery is vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under Section 145 or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

By-laws

Article V of the Company’s By-Laws provides that the Company shall indemnify and hold harmless each director and officer to the fullest extent permitted under the DGCL, provided that the person seeking indemnification has met the applicable standard of conduct set forth in the By-Laws. Such indemnification could cover all expenses, as well as liabilities and losses incurred by directors and officers. The Company’s Board of Directors has the authority, by resolution, to provide for other indemnification of directors and officers, as it deems appropriate.

The By-Laws further provide that the Company may maintain insurance at its expense to protect any director or officer against any expenses, liabilities or losses, whether or not the Company would have the power to indemnify such director or officer against such expenses, liabilities or losses under the DGCL. Pursuant to this provision, the Company maintains insurance against any liability incurred by its directors and officers in defense of any action in which they are made parties by reason of their positions as directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed on the Exhibit Index, which appears elsewhere and is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on the 31st day of March, 2008.

McDONALD’S CORPORATION

By:	/s/ Peter J. Bensen
Peter J. Bensen
Corporate Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter J. Bensen and Gloria Santona, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 31st day of March, 2008.

Signature	Title

/s/ Hall Adams, Jr. Hall Adams, Jr.	Director

/s/ Ralph Alvarez Ralph Alvarez	President and Chief Operating Officer and Director

/s/ Peter J. Bensen Peter J. Bensen	Corporate Executive Vice President and Chief Financial Officer

/s/ Robert A. Eckert Robert A. Eckert	Director

/s/ Enrique Hernandez, Jr. Enrique Hernandez, Jr.	Director

/s/ Jeanne P. Jackson	Director
Jeanne P. Jackson

/s/ Richard Lenny	Director
Richard Lenny

/s/ Walter E. Massey	Director
Walter E. Massey

/s/ Andrew J. McKenna	Chairman and Director
Andrew J. McKenna

/s/ Cary D. McMillan	Director
Cary D. McMillan

/s/ Kevin Ozan	Corporate Senior Vice President and Controller
Kevin Ozan

/s/ Shelia Penrose	Director
Shelia Penrose

/s/ John W. Rogers, Jr.	Director
John W. Rogers, Jr.

/s/ James A. Skinner	Chief Executive Officer, Vice Chairman and Director
James A. Skinner

/s/ Roger W. Stone	Director
Roger W. Stone

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the McDonald’s Corporation Profit Sharing and Savings Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on the 31st day of March, 2008.

MCDONALD’S CORPORATION PROFIT SHARING AND SAVINGS PLAN

By:	ADMINISTRATIVE COMMITTEE

By:	/s/ Michael D. Richard
Michael D. Richard
Chairman of the Administrative Committee

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	McDonald’s Excess Benefit and Deferred Bonus Plan, incorporated by reference from the Registrant’s Current Report on Form 8-K, filed with on December 4, 2007

5.1	Opinion of Gloria Santona

5.2

Letter from Internal Revenue Service regarding qualification of Profit Sharing and Savings Plan under Section 401 of Internal Revenue Code, incorporated by reference from Exhibit 5.2 to the Registrant’s Registration Statement on

Form S-8 filed on December 9, 2004

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Crowe Chizek and Company LLC, Independent Registered Public Accounting Firm

23.3	Consent of counsel (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)